Exhibit 99.1

February 16, 2015

Re: ICON Income Fund Ten Liquidating Trust (the “Trust”)

Dear Registered Representative:

      As you are aware from previous correspondence, the Trust’s only remaining assets were investments in ICON Containership I, LLC and ICON Containership II, LLC (collectively, the “LLCs”), which owned two container vessels, the China Star and the Dubai Star, respectively. The vessels were subject to bareboat charters with ZIM Israel Navigation Co. Ltd. (“ZIM”) expiring on March 31, 2017 and 2016, respectively. On January 26, 2015, the LLCs sold the vessels for an aggregate purchase price of $16,087,694 and as a result, the bareboat charters with ZIM were terminated.

On March 1, 2015, the Trust will distribute these proceeds as well as cash on hand to its beneficial owners, including a portion of such proceeds to your clients. This distribution completes the final distribution of the remaining assets of the Trust, subject to the creation of a small reserve for the payment of expenses or obligations that may arise. Accordingly, following the distribution, the Trust will be terminated and its reporting obligations with the U.S. Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) will cease. Once it has been determined that all expenses and obligations of the Trust have been satisfied, any remaining reserves will be distributed to the beneficial owners of the Trust.

In February 2016, your clients will receive a final “Grantor Trust Statement” that will include information for the Trust’s activities during 2015, which should be reported on their tax return.

Your clients will also receive similar notification from us advising them of the information set forth above. Should you have any questions, please contact our National Sales Desk at 800-435-5697 or the Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital, LLC
Managing Trustee

ICON Investments, 100 Grossman Drive, Suite 301 Braintree, MA 02184 (800) 343-3736

March 1, 2015

Re: ICON Income Fund Ten Liquidating Trust (the “Trust”)

Dear Investor:

As you are aware from previous correspondence, the Trust’s only remaining assets were investments in ICON Containership I, LLC and ICON Containership II, LLC (collectively, the “LLCs”), which owned two container vessels, the China Star and the Dubai Star, respectively. The vessels were subject to bareboat charters with ZIM Israel Navigation Co. Ltd. (“ZIM”) expiring on March 31, 2017 and 2016, respectively. On January 26, 2015, the LLCs sold the vessels for an aggregate purchase price of $16,087,694 and as a result, the bareboat charters with ZIM were terminated.

On March 1, 2015, the Trust will distribute these proceeds as well as cash on hand to its beneficial owners. This distribution completes the final distribution of the remaining assets of the Trust, subject to the creation of a small reserve for the payment of expenses or obligations that may arise.  Accordingly, following the distribution, the Trust will be terminated and its reporting obligations with the U.S. Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) will cease. Once it has been determined that all expenses and obligations of the Trust have been satisfied, any remaining reserves will be distributed to the beneficial owners of the Trust.

In February 2016, you will receive a final “Grantor Trust Statement” that will include information for the Trust’s activities during 2015, which should be reported on your tax return.

Should you have any questions, please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital, LLC
Managing Trustee

ICON Investments, 100 Grossman Drive, Suite 301 Braintree, MA 02184 (800) 343-3736